CERTIFICATE OF FORMATION
OF
ZEROSTACK CORP.

ZeroStack Corp., a corporation existing under the laws of the State of Texas (hereinafter called the "Corporation"), hereby certifies as follows:

1. ZeroStack Corp. (f/k/a Flora Growth Corp.), an Ontario corporation (the "Prior Entity"), with its registered office at 2626 Cole Ave, Suite 300, Dallas, Texas 75204, was originally incorporated on March 13, 2019.

2. The Prior Entity was converted into a corporation formed under the laws of the State of Texas under the name "ZeroStack Corp." on August 18, 2026, pursuant to a plan of conversion under which the Prior Entity converted to the Corporation.

ARTICLE 1
ENTITY NAME AND TYPE

The name of the Corporation is ZeroStack Corp. The Corporation is a for-profit corporation.

ARTICLE 2
REGISTERED OFFICE AND AGENT

The address of the initial registered office of the Corporation in the State of Texas is CT Corporation System. The name of the Corporation's initial registered agent at such address is at 1999 Bryan St., Suite 900, Dallas, Texas 75201. The initial mailing address of the Corporation is 2626 Cole Ave, Suite 300, Dallas, Texas 75204.

ARTICLE 3
PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Texas Business Organizations Code, as amended (the "TBOC"). The duration of the Corporation is perpetual.

ARTICLE 4
CAPITALIZATION

4.1 Capital Stock.

(a) Authorized Shares. The total number of shares of capital stock that the Corporation is authorized to issue is 1,000,000,000,000 shares, of which (i) 500,000,000,000 shares will be common stock, par value $0.0001 per share ("Common Stock"), and (ii) 500,000,000,000 shares will be preferred stock, par value $0.0001 per share ("Preferred Stock").

(b) Increase or Decrease in Authorized Shares. The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, except (i) as may be required by the TBOC or (ii) if a vote by any holders of one or more series of Preferred Stock is required by the express terms of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Section 4.3.

4.2 Common Stock.

(a) The holders of shares of Common Stock are entitled to one vote for each such share on each matter properly submitted to the shareholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this certificate of formation (this "Certificate of Formation," which term, as used herein, means the certificate of formation of the Corporation, as amended from time to time, including the terms of any certificate of designation of any series of Preferred Stock), at any annual or special meeting of the shareholders the holders of shares of Common Stock shall have the right to vote for the election of directors and on all other matters properly submitted to a vote of the shareholders; provided, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Formation that relates solely to the terms, number of shares, powers, designations, preferences, or relative participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereon, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one more other such series, to vote thereon pursuant to this Certificate of Formation or pursuant to the TBOC.

(b) Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock are entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the board of directors of the Corporation (the "Board of Directors") from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock are entitled to receive all the remaining assets of the Corporation available for distribution to its shareholders, ratably in proportion to the number of shares of Common Stock held by them.

4.3 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions and to set forth in a certificate of designation filed pursuant to the TBOC, the powers, designations, preferences, limitations and relative rights, including voting rights, of any wholly unissued series of Preferred Stock, including without limitation dividend rights, dividend rate, conversion rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series.

4.4 Vote Required for Certain Matters. Except as otherwise required by this Certificate of Formation, and notwithstanding any provision of the TBOC to the contrary, (a) all classes or series of stock shall only be entitled to vote as a single class or series, and separate voting by class or series is not required, for the purpose of approving any matter, including in connection with any "fundamental action" or "fundamental business transaction" as defined in the TBOC, and (b) the approval of a "fundamental action" or "fundamental business transaction" as defined in the TBOC shall require the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of stock entitled to vote thereon, voting together as a single class.

ARTICLE 5
DIRECTORS

5.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

5.2 Initial Board of Directors. The number of directors constituting the initial Board of Directors and the names and addresses of the person or persons who are to serve as directors until the first annual meeting of shareholders, or until their successors are elected and qualified, are as follows:

Name	Address
Daniel Reis-Faria	2626 Cole Ave, Suite 300, Dallas, Texas 75204
Michael Heinrich	2626 Cole Ave, Suite 300, Dallas, Texas 75204
Edward Woo	2626 Cole Ave, Suite 300, Dallas, Texas 75204
Laurence Zeifman	2626 Cole Ave, Suite 300, Dallas, Texas 75204
Manfred Leventhal	2626 Cole Ave, Suite 300, Dallas, Texas 75204

5.3 Number of Directors; Staggered Board; Election; Term.

(a) The number of directors that constitutes the entire Board of Directors shall be five.

(b) The Board of Directors shall be classified and the directors serving thereon shall be divided into three classes, designated Class I, Class II and Class III. Each class of directors serving on the Board of Directors shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the Nominating and Corporate Governance Committee of the Board of Directors (the "Nominating and Corporate Governance Committee"). The initial term of the Class I directors shall terminate on the date of the 2027 Annual Meeting; the initial term of the Class II directors shall terminate on the date of the 2028 Annual Meeting; and the initial term of the Class III directors shall terminate on the date of the 2029 Annual Meeting. After the initial term of the Class I, Class II and Class III directors has expired, at each Annual Meeting thereafter, all directors of such class shall be elected for a three-year term.

(c) Except as provided in Section 5.5, the directors shall be elected at the annual meeting of the shareholders. Elections of directors need not be by written ballot unless the Bylaws of the Corporation (the "Bylaws") so provide. The right to cumulate votes in the election of directors shall not exist with respect to shares of stock of the Corporation.

(d) Each director elected shall hold office for the term for which he or she is elected and until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal.

5.4 Removal. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, a director may be removed from office by the shareholders only (i) for cause and (ii) upon the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

5.5 Vacancies and Newly Created Directorships. Except as otherwise provided in the TBOC, vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled in any manner permitted by the TBOC, including by (a) the Board of Directors at any meeting of the Board of Directors by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or (b) the sole remaining director, in each case to the extent permitted by the TBOC. A person so elected or appointed to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been assigned by the Board of Directors and until his or her successor shall have been duly elected and qualified.

ARTICLE 6
ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS; ADVANCE NOTICE

6.1 Action by Written Consent of Shareholders. Subject to the rights of the holders of the shares of any series of Preferred Stock or any other class of stock or series thereof that have been expressly granted the right to take action by less than unanimous written consent, any action required or permitted by the TBOC to be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holder or holders of all of the shares entitled to vote on the matter. Any such action taken by written consent must be delivered to the Corporation at its principal office.

6.2 Special Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of shareholders may be called only by the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer, the President, or by the holders of not less than 50% (or the highest percentage of ownership that may be set under the TBOC) of the Corporation's then outstanding shares of capital stock entitled to vote at such special meeting, in accordance with the provisions and requirements of the Bylaws. The Board of Directors may postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the shareholders.

6.3 Advance Notice. Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders shall be given in the manner provided in the Bylaws.

ARTICLE 7
ALTERATION OF BYLAWS

The Board of Directors is expressly authorized and empowered to alter, amend and repeal the Bylaws or adopt new Bylaws. The shareholders may not alter, amend and repeal the Bylaws or adopt new Bylaws unless such action is approved by the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE 8
LIMITATION OF DIRECTOR AND OFFICER LIABILITY; INDEMNIFICATION

8.1 Limitation of Personal Liability. To the fullest extent permitted by the TBOC, as it presently exists or may hereafter be amended from time to time, a director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any act or omission in the director's capacity as a director or the officer's capacity as an officer, as applicable. If the TBOC is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBOC, as so amended. Any repeal or amendment of this Section 8.1 by the shareholders or by changes in law, or the adoption of any other provision of this Certificate of Formation inconsistent with this Section 8.1 will, unless otherwise required by the TBOC, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors or officers) and shall not adversely affect any right or protection of a director of officer of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

8.2 Indemnification. The Corporation shall have the power to indemnify to the fullest extent permitted by the TBOC any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee, agent or other representative of the Corporation, any predecessor of the Corporation or any subsidiary or affiliate of the Corporation, or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.

ARTICLE 9
EXCLUSIVE FORUM

9.1 Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Business Court in the First Business Court Division of the State of Texas (the "Business Court") (or, if the Business Court determines that it lacks jurisdiction, the federal district court for the Northern District of Texas, Dallas Division) shall, to the fullest extent permitted by the TBOC, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or shareholder of the Corporation to the Corporation or the Corporation's shareholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (c) any action arising pursuant to any provision of the TBOC or this Certificate of Formation or the Bylaws or as to which the TBOC confers jurisdiction on the Business Court, (d) any action to interpret, apply, enforce or determine the validity of this Certificate of Formation or the Bylaws, (e) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine, (f) any action asserting an "internal entity claim" as that term is defined in Section 2.115 of the TBOC, or (g) any other action within the jurisdiction of the Business Court, including any claims within the supplemental jurisdiction of the Business Court. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of stock of the Corporation shall be deemed to have notice of, and have consented to, the provisions of this Section 9.1, and shall be deemed to have irrevocably and unconditionally agreed that the Business Court shall be the sole and exclusive forum for the resolution of the foregoing disputes to the fullest extent permitted by the TBOC. If any action the subject matter of which is within the scope of this Section 9.1 is filed in a court other than the Business Court (or, if the Business Court determines that it lacks jurisdiction, the federal district court for the Northern District of Texas, Dallas Division) (a "Foreign Action") by or in the name of any shareholder, such shareholder shall be deemed to have notice of, and have consented to, (i) the exclusive personal jurisdiction of the Business Court (or, if the Business Court determines that it lacks jurisdiction, the federal district court for the Northern District of Texas, Dallas Division) in connection with any action brought in any such court to enforce this Section 9.1 and (ii) having service of process made upon such shareholder in any such action by service upon such shareholder's counsel in the Foreign Action as agent for such shareholder. The existence of any prior consent to, or selection of, an alternative forum by the Corporation shall not act as a waiver of the Corporation's ongoing consent right as set forth in this Section 9.1 with respect to any current or future actions or claims. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

9.2 Waiver of Jury Trial. ANY PERSON OR ENTITY PURCHASING OR OTHERWISE ACQUIRING OR HOLDING ANY INTEREST IN SHARES OF STOCK OF THE CORPORATION SHALL BE DEEMED TO HAVE IRREVOCABLY AND UNCONDITIONALLY WAIVED ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM ASSERTING AN "INTERNAL ENTITY CLAIM" AS THAT TERM IS DEFINED IN SECTION 2.115 OF THE TBOC, AND TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OTHER LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM WITHIN THE SCOPE OF SECTION 9.1 OF THIS ARTICLE 9.

ARTICLE 10
ELECTION TO BE GOVERNED BY SECTION 21.373 OF THE TBOC

The Corporation affirmatively elects to be governed by Section 21.373 of the TBOC during any time that (a) the Corporation's principal office is located in the State of Texas or (b) the Corporation is admitted to listing on a stock exchange that (i) has its principal office in the State of Texas and (ii) has received approval by the securities commissioner of the State of Texas under Subchapter C, Chapter 4005, Government Code of the State of Texas. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of stock of the Corporation shall be deemed to have notice of, and have consented to, the provisions of this Article 10.

ARTICLE 11
AMENDMENTS

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Formation (including any rights, preferences or other designations of Preferred Stock), in the manner now or hereafter prescribed by this Certificate of Formation and the TBOC; and all rights, preferences and privileges herein conferred upon shareholders by and pursuant to this Certificate of Formation in its present form or as hereafter amended are granted subject to the right reserved in this Article 11.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Formation to be signed by its duly authorized representative as of this 18th day of August, 2026.

By: /s/ Dany Vaiman
Name: Dany Vaiman
Title: Chief Financial Officer